Exhibit 3.6

AGREEMENT OF LIMITED PARTNERSHIP

OF

SHOWBIZ MERCHANDISING, L.P.

This Agreement of Limited Partnership of ShowBiz Merchandising, L.P. (as amended from time to time, the “Agreement”) is made and entered into as of the 21st day of November, 2002, by and among CEC Entertainment, Inc., a Kansas corporation, as general partner (the “General Partner”), and CEC Entertainment Holdings, LLC, a Nevada limited liability company, as limited partner (the “Limited Partner”).

RECITALS

WHEREAS, the General Partner and the Limited Partner each desire to form a limited partnership on the basis of the terms set forth herein;

NOW, THEREFORE, in consideration of the premises, the mutual covenants herein contained, and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

AGREEMENT

1. Formation. The General Partner and the Limited Partner hereby form a limited partnership (the “Partnership”) pursuant to and in accordance with the Texas Revised Limited Partnership Act, TEX. REV. CIV. STAT. ANN., Art. 6132a-1 et. seq. (the “Act”).

2. Name. The name of the Partnership formed hereby is ShowBiz Merchandising, L.P.

3. Purpose. The Partnership is formed for the purpose of, and the nature of the business to be conducted and promoted by the Partnership is any and all lawful purposes for which a limited partnership can be organized and operated in the State of Texas under applicable law.

4. Registered Office. The registered office of the Partnership in the State of Texas shall be 4441 West Airport Freeway, Irving, Texas 75062.

5. Registered Agent. The name and address of the registered agent of the Partnership for service of process is CSC, One Commodore Plaza, 800 Brazos St., Suite 750, Austin, Texas 78701-2507.

6. Partners. The names and business addresses of the General Partner and the Limited Partner are as follows:

General Partner:

Name	Address

CEC Entertainment, Inc.	4441 West Airport Freeway
Irving, Texas 75062

Limited Partner:

Name	Address

CEC Entertainment Holdings, LLC	4441 West Airport Freeway,
Irving, Texas 75062

7. Powers. The powers of the General Partner shall include all powers, statutory and otherwise, possessed by general partners under the laws of the State of Texas.

8. Capital Contributions. The partners of the Partnership have contributed certain property to the Partnership, in an amount equal to such partner’s pro rata share, contemporaneously with the execution of this Agreement. No partner of the Partnership is required to make any additional capital contribution to the Partnership.

9. Allocation of Profits and Losses. The Partnership’s profits and losses shall be allocated ninety-nine and nine tenths percent (99.9%) to the Limited Partner, and one tenth of one percent (0.1%) to the General Partner.

10. Distributions. Distributions shall be made to the partners of the Partnership at the times and in the aggregate amounts determined by the General Partner. Such distributions shall be allocated among the partners of the Partnership ninety-nine and nine tenths percent (99.9%) to the Limited Partner, and one tenth of one percent (0.1%) to the General Partner.

11. Liability of Limited Partner. The Limited Partner shall not have any liability for the obligations or liabilities of the Partnership except to the extent provided by the Act.

12. Governing Law. This Agreement shall be governed by, and construed under, the laws of the State of Texas, all rights and remedies being governed by said laws.

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IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, have duly executed this Agreement of Limited Partnership on the date first written above.

GENERAL PARTNER

CEC ENTERTAINMENT, INC.

By:	/s/ Marshall Fisco
Name:	Marshall Fisco
Title:	Vice President

LIMITED PARTNER

CEC ENTERTAINMENT HOLDINGS, LLC

By:	/s/ Marshall Fisco
Name:	Marshall Fisco
Title:	Vice President